Exhibit 99.1

Actuant Reports Third Quarter Results

MILWAUKEE--(BUSINESS WIRE)--June 18, 2014--Actuant Corporation (NYSE: ATU) today announced results for its third quarter ended May 31, 2014.

Highlights

  Total sales increased 10% compared to the prior year with core sales growth of 3%, (total sales growth excluding the impact of acquisitions, divestitures and foreign exchange rates) with foreign currency translation and acquisitions contributing 2% and 5%, respectively.
  Diluted earnings per share from continuing operations (“EPS”) were $0.70, including a $0.07 tax planning benefit not included in guidance, 13% above the prior year’s $0.62.
  Repurchased 2.2 million shares of common stock for $74 million in the quarter.
  Acquired Hayes Industries, a $25 million tuck-in addition to our Industrial segment, focused on infrastructure concrete tensioning.
  Completed the sale and leaseback of $41 million of Viking SeaTech (“Viking”) mooring assets, improving the ROIC on this recent business acquisition.
  Introduced fourth quarter sales and EPS guidance of $350-360 million and $0.48-0.53, respectively.
  Subsequent to quarter end, completed the sale of the recreational vehicle (RV) business for $35 million, part of ongoing portfolio management.

Mark E. Goldstein, Chief Executive Officer of Actuant commented, “I am pleased with the results for the third quarter which were in line with our guidance, including 3% core growth and EPS at the mid-point of our range, excluding the income tax planning benefit. Energy and Engineered Solutions both delivered a solid 5% increase in core sales, while Industrial’s core sales growth rate improved sequentially. Our targeted margin improvement activities are progressing, but third quarter results included unfavorable segment mix, choppy demand, and costs and inefficiencies related to the facility closures, consolidations and relocations that we are completing to simplify our business. EPS increased year-over-year reflecting higher sales and operating earnings, as well as fewer shares outstanding.”

Consolidated Results

Continuing Operations

Consolidated sales for the third quarter were $378 million, 10% higher than the $344 million in the comparable prior year quarter. Core sales increased 3% while acquisitions and foreign currency translation contributed 5% and 2%, respectively, to total sales. Fiscal 2014 third quarter net earnings and EPS from continuing operations were $50.6 million, or $0.70 per share, compared to $46.1 million and $0.62, respectively, in the comparable prior year quarter.

Sales for the nine months ended May 31, 2014 were $1,046 million, 10% higher than the $952 million in the comparable prior year period. Excluding the 5% acquisition and 1% foreign currency translation benefits, year-to-date core sales increased 4%. Earnings and EPS for the nine months ended May 31, 2014 were $105.9 million, or $1.44 per diluted share, compared to $102.5 million, or $1.38 per diluted share for the comparable prior year period.

Discontinued Operations

Results from discontinued operations represent the financial results of the Electrical business for all periods presented. The Company completed the sale of the segment on December 13, 2013. The fiscal 2014 year-to-date earnings include the net gain on the divestiture, and cash flow includes the net cash proceeds for the transaction, including approximately $22 million of income taxes on the gain paid in the third quarter.

Business Divestitures

On June 16, 2014, the Company announced that it sold its RV business to Drew Industries for approximately $35 million. The business, included within the Engineered Solutions segment, had annual revenues of approximately $30 million. The Company expects to record a net gain of less than $5 million on the divestiture in its fourth quarter financial results. The Company also divested a small Viking manpower consulting product line in the third quarter for net proceeds of less than $1 million.

Segment Results

Industrial Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013
Sales	$109.8	$111.3	$302.0	$311.4
Operating Profit	$34.1	$32.4	$87.5	$85.8
Operating Profit %	31.1%	29.1%	29.0%	27.5%

Third quarter fiscal 2014 Industrial segment sales were $110 million, 1% lower than the prior year. Excluding a 1% increase from foreign currency translation, core sales declined 2% due to lower global Integrated Solutions activity compared to the prior year’s robust levels. Quarterly demand for Enerpac’s industrial tool product line increased on a year-over-year basis across all geographic regions for the first time this fiscal year, with the biggest sequential improvement in North America. Third quarter operating profit margin of 31.1% increased 200 basis points year-over-year due to continued favorable sales mix and effective cost management.

Energy Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013
Sales	$125.2	$99.2	$339.2	$270.7
Operating Profit	$19.9	$19.7	$38.4	$44.8
Operating Profit %	15.9%	19.9%	11.3%	16.5%

Fiscal 2014 third quarter Energy segment sales increased 26% year-over-year to $125 million. Excluding the 19% benefit from the Viking acquisition and the favorable 2% foreign currency translation, core sales increased 5% on a year-over-year basis. Hydratight experienced solid growth in maintenance activity across its geographic regions, while Cortland continued to see higher demand, notably in its oil & gas umbilical and synthetic rope product lines. While mobilization of several of the previously delayed Viking contracts started in the quarter and new contract wins in Asia Pacific have been secured, activity in the North Sea has softened. Energy segment operating profit margins declined year-over-year due primarily to acquisition and sales mix, but improved nearly 700 basis points sequentially from the second quarter due to higher volumes.

Engineered Solutions Segment
(US $ in millions)

	Three Months Ended May 31,		Nine Months Ended May 31,
	2014	2013	2014	2013
Sales	$143.1	$133.7	$404.3	$370.3
Operating Profit	$13.6	$12.8	$36.3	$28.7
Operating Profit %	9.5%	9.5%	9.0%	7.7%

Third quarter fiscal 2014 Engineered Solutions segment sales increased 7% from the prior year to $143 million. Excluding the 2% favorable impact of foreign currency translation, third quarter core sales increased 5%. Sales benefited from both higher heavy-duty truck demand, notably in Europe and China, as well as increased agriculture sales which included new product volume. Off-highway market demand remains subdued, especially in mining and defense, but appears to have stabilized. Third quarter operating profit margins were level with the prior year as the benefit of higher volumes was offset by certain restructuring costs and related inefficiencies. However, they improved 210 basis points sequentially.

Corporate and Income Taxes

Corporate expenses for the third quarter of fiscal 2014 were $8.8 million, $1.0 million above the comparable prior year period due primarily to higher employee benefit costs. The Company’s effective income tax rate for the quarter, excluding the aforementioned $5.2 million tax planning benefit, was in line with expectations at 13.2%. This rate was almost double the prior year’s 7.7% due to prior year tax reserve adjustments.

Financial Position

Net debt increased approximately $25 million in the quarter to $260 million (total debt of $390 million less $130 million of cash). The Company deployed $74 million during the quarter to repurchase approximately 2.2 million shares of common stock, and $30 million to acquire Hayes Industries. Actuant received proceeds of approximately $41 million from the sale and leaseback of certain Viking rental fleet assets which was used to reduce debt. At May 31, 2014, the Company had a net debt to EBITDA leverage ratio of 1.0X, and $600 million in revolver availability.

Outlook

Goldstein continued, “Despite experiencing modestly improving order activity across parts of our business, we have been disappointed by the tepid end market demand that has persisted in others. Although we have generated growth on a year-over-year basis, we do not see enough growth and momentum in markets such as mining, offshore mooring, and off-highway equipment, among others, to enable us to meet our original forecast for the fourth quarter. The recent divestiture of the RV business and Viking product line, and the acquisition of Hayes, also resulted in a net reduction to our fourth quarter forecast. We now expect to deliver fiscal 2014 sales and EPS of approximately $1.4 billion and $1.92-1.97, respectively. This revised guidance also takes into account continued unfavorable segment sales mix, accelerated cost reduction and restructuring activities, and a $0.07 per share benefit from the third quarter tax planning. We now anticipate full year free cash flow of approximately $175-185 million, which should again exceed our full year earnings.

This guidance contemplates fourth quarter sales in the $350-360 million range with EPS of $0.48-0.53, compared to $0.46 in the comparable prior year quarter.

Actuant continues to focus on our core strategies of operational excellence, high growth market expansion, Growth + Innovation, and strategic acquisitions. The portfolio management actions this year, as well as multiple facility moves, are focused on simplifying our business. We believe this focus, along with our emphasis on the four macro growth themes of energy, infrastructure, food/farm productivity and natural resources/sustainability, will position us to continue to generate sustainable future growth in sales and earnings."

Conference Call Information

An investor conference call is scheduled for 10am CT today, June 18, 2014. Webcast information and conference call materials will be made available on the Actuant company website (www.actuant.com) prior to the start of the call.

Safe Harbor Statement

Certain of the above comments represent forward-looking statements made pursuant to the provisions of the Private Securities Litigation Reform Act of 1995. Management cautions that these statements are based on current estimates of future performance and are highly dependent upon a variety of factors, which could cause actual results to differ from these estimates. Actuant’s results are also subject to general economic conditions, variation in demand from customers, the impact of geopolitical activity on the economy, continued market acceptance of the Company’s new product introductions, the successful integration of acquisitions, restructuring, operating margin risk due to competitive pricing and operating efficiencies, supply chain risk, material and labor cost increases, foreign currency fluctuations and interest rate risk. See the Company’s Form 10-K filed with the Securities and Exchange Commission for further information regarding risk factors. Actuant disclaims any obligation to publicly update or revise any forward-looking statements as a result of new information, future events or any other reason.

About Actuant Corporation

Actuant Corporation is a diversified industrial company serving customers from operations in more than 30 countries. The Actuant businesses are leaders in a broad array of niche markets including branded hydraulic tools and solutions; specialized products and services for energy markets and highly engineered position and motion control systems. The Company was founded in 1910 and is headquartered in Menomonee Falls, Wisconsin. Actuant trades on the NYSE under the symbol ATU. For further information on Actuant and its businesses, visit the Company's website at www.actuant.com.

(tables follow)

Actuant Corporation
Condensed Consolidated Balance Sheets
(Dollars in thousands)
(Unaudited)

	May 31,	August 31,
	2014	2013

ASSETS
Current assets
Cash and cash equivalents	$129,625	$103,986
Accounts receivable, net	259,289	219,075
Inventories, net	171,558	142,549
Deferred income taxes	14,855	18,796
Other current assets	30,003	28,228
Assets of discontinued operations	-	272,606
Total current assets	605,330	785,240

Property, plant and equipment, net	170,453	201,496
Goodwill	765,988	734,952
Other intangible assets, net	376,249	376,692
Other long-term assets	29,685	20,952

Total assets	$1,947,705	$2,119,332

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities
Trade accounts payable	$168,997	$154,049
Accrued compensation and benefits	50,589	43,800
Current maturities of debt	3,375	-
Income taxes payable	9,403	14,014
Other current liabilities	62,187	56,899
Liabilities of discontinued operations	-	53,080
Total current liabilities	294,551	321,842

Long-term debt	386,625	515,000
Deferred income taxes	94,860	115,865
Pension and postretirement benefit accruals	11,285	20,698
Other long-term liabilities	75,231	65,660

Shareholders' equity
Capital stock	15,671	15,399
Additional paid-in capital	87,964	49,758
Treasury stock	(288,067)	(104,915)
Retained earnings	1,316,673	1,188,685
Accumulated other comprehensive loss	(47,088)	(68,660)
Stock held in trust	(4,111)	(3,124)
Deferred compensation liability	4,111	3,124
Total shareholders' equity	1,085,153	1,080,267

Total liabilities and shareholders' equity	$1,947,705	$2,119,332

Actuant Corporation
Condensed Consolidated Statements of Operations
(Dollars in thousands except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013

Net sales	$378,187	$344,205	$1,045,513	$952,482
Cost of products sold	229,637	207,301	640,737	575,032
Gross profit	148,550	136,904	404,776	377,450

Selling, administrative and engineering expenses	83,498	74,323	244,655	222,521
Amortization of intangible assets	6,272	5,539	18,713	17,542
Operating profit	58,780	57,042	141,408	137,387

Financing costs, net	5,932	6,229	18,944	18,811
Other expense, net	620	911	3,087	1,518
Earnings from continuing operations before income tax expense	52,228	49,902	119,377	117,058

Income tax expense	1,671	3,825	13,511	14,596
Earnings from continuing operations	50,557	46,077	105,866	102,462
Earnings (loss) from discontinued operations, net of income taxes	-	(139,060)	22,120	(130,667)
Net earnings (loss)	$50,557	$(92,983)	$127,986	$(28,205)

Earnings from continuing operations per share
Basic	$0.72	$0.63	$1.47	$1.40
Diluted	0.70	0.62	1.44	1.38

Earnings (loss) per share
Basic	$0.72	$(1.27)	$1.78	$(0.39)
Diluted	0.70	(1.24)	1.74	(0.38)

Weighted average common shares outstanding
Basic	70,432	73,133	71,915	72,957
Diluted	71,770	74,787	73,518	74,491

Actuant Corporation
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended		Nine Months Ended
	May 31,	May 31,	May 31,	May 31,
	2014	2013	2014	2013

Operating Activities
Net earnings (loss)	$50,557	$(92,983)	$127,986	$(28,205)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation and amortization	14,969	13,892	46,934	42,790
Net loss (gain) on disposal of businesses	-	-	(26,339)	-
Stock-based compensation expense	3,394	3,379	14,006	10,507
Benefit for deferred income taxes	(481)	(24,531)	(11,545)	(30,549)
Impairment charge	-	170,052	-	170,052
Amortization of debt discount and debt issuance costs	423	496	1,406	1,488
Other non-cash adjustments	397	343	(346)	171
Changes in components of working capital and other:
Accounts receivable	(31,040)	(21,312)	(26,271)	(25,033)
Inventories	(3,893)	11,478	(25,676)	7,326
Prepaid expenses and other assets	(271)	(3,409)	(1,342)	(4,613)
Trade accounts payable	14,299	14,752	1,464	(7,529)
Income taxes payable	(12,540)	(2,816)	(25,939)	(5,538)
Accrued compensation and benefits	4,880	(402)	8,553	(12,829)
Other accrued liabilities	(4,391)	7,008	(9,705)	(1,768)
Net cash provided by operating activities	36,303	75,947	73,186	116,270

Investing Activities
Proceeds from sale of property, plant and equipment	42,028	140	44,036	1,317
Proceeds from sale of businesses, net of transaction costs	9,387	4,854	252,773	4,854
Capital expenditures	(11,613)	(7,169)	(33,839)	(18,895)
Business acquisitions, net of cash acquired	(30,500)	-	(30,500)	(83)
Net cash provided by (used in) investing activities	9,302	(2,175)	232,470	(12,807)

Financing Activities
Net repayments on revolving credit facilities and other debt	-	-	(125,000)	-
Principal repayments on term loan	-	(2,500)	-	(5,000)
Purchase of treasury shares	(74,057)	(4,849)	(183,152)	(13,670)
Payment of contingent acquisition consideration	(832)	(2,202)	(1,585)	(3,552)
Stock option exercises and related tax benefits	4,046	7,933	29,849	18,705
Cash dividend	-	-	(2,919)	(2,911)
Net cash provided by (used in) financing activities	(70,843)	(1,618)	(282,807)	(6,428)

Effect of exchange rate changes on cash	(154)	(1,559)	2,790	(3,801)
Net increase (decrease) in cash and cash equivalents	(25,392)	70,595	25,639	93,234
Cash and cash equivalents - beginning of period	155,017	90,823	103,986	68,184
Cash and cash equivalents - end of period	$129,625	$161,418	$129,625	$161,418

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA FROM CONTINUING OPERATIONS
(Dollars in thousands)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
SALES
INDUSTRIAL SEGMENT	$101,122	$98,999	$111,308	$111,191	$422,620	$98,641	$93,571	$109,809		$302,021
ENERGY SEGMENT	90,769	80,794	99,158	92,651	363,372	107,925	106,031	125,231		339,187
ENGINEERED SOLUTIONS SEGMENT	115,918	120,675	133,739	123,418	493,750	132,990	128,168	143,147		404,305
TOTAL	$307,809	$300,468	$344,205	$327,260	$1,279,742	$339,556	$327,770	$378,187		$1,045,513

% SALES GROWTH
INDUSTRIAL SEGMENT	1%	1%	1%	1%	1%	-2%	-5%	-1%		-3%
ENERGY SEGMENT	13%	2%	3%	-1%	4%	19%	31%	26%		25%
ENGINEERED SOLUTIONS SEGMENT	-10%	-2%	-2%	4%	-3%	15%	6%	7%		9%
TOTAL	-1%	0%	0%	2%	0%	10%	9%	10%		10%

OPERATING PROFIT (LOSS)
INDUSTRIAL SEGMENT	$27,006	$26,350	$32,426	$31,862	$117,644	$26,897	$26,477	$34,123		$87,497
ENERGY SEGMENT	15,387	9,677	19,736	18,480	63,280	8,923	9,504	19,936		38,363
ENGINEERED SOLUTIONS SEGMENT	7,625	8,275	12,754	11,674	40,328	13,190	9,548	13,560		36,298
CORPORATE / GENERAL	(6,544)	(7,431)	(7,874)	(9,258)	(31,107)	(5,363)	(6,548)	(8,839)		(20,750)
TOTAL	$43,474	$36,871	$57,042	$52,758	$190,145	$43,647	$38,981	$58,780		$141,408

OPERATING PROFIT %
INDUSTRIAL SEGMENT	26.7%	26.6%	29.1%	28.7%	27.8%	27.3%	28.3%	31.1%		29.0%
ENERGY SEGMENT	17.0%	12.0%	19.9%	19.9%	17.4%	8.3%	9.0%	15.9%		11.3%
ENGINEERED SOLUTIONS SEGMENT	6.6%	6.9%	9.5%	9.5%	8.2%	9.9%	7.4%	9.5%		9.0%
TOTAL (INCLUDING CORPORATE)	14.1%	12.3%	16.6%	16.1%	14.9%	12.9%	11.9%	15.5%		13.5%

EBITDA
INDUSTRIAL SEGMENT	$29,033	$28,471	$34,374	$33,742	$125,620	$28,657	$27,907	$35,426		$91,990
ENERGY SEGMENT	19,694	14,278	23,977	22,185	80,134	17,923	18,130	27,898		63,951
ENGINEERED SOLUTIONS SEGMENT	12,047	12,611	16,700	15,659	57,017	17,365	13,581	18,464		49,410
CORPORATE / GENERAL	(6,195)	(6,582)	(7,556)	(8,556)	(28,889)	(5,235)	(6,202)	(8,659)		(20,096)
TOTAL	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129		$185,255

EBITDA %
INDUSTRIAL SEGMENT	28.7%	28.8%	30.9%	30.3%	29.7%	29.1%	29.8%	32.3%		30.5%
ENERGY SEGMENT	21.7%	17.7%	24.2%	23.9%	22.1%	16.6%	17.1%	22.3%		18.9%
ENGINEERED SOLUTIONS SEGMENT	10.4%	10.5%	12.5%	12.7%	11.5%	13.1%	10.6%	12.9%		12.2%
TOTAL (INCLUDING CORPORATE)	17.7%	16.2%	19.6%	19.3%	18.3%	17.3%	16.3%	19.3%		17.7%

ACTUANT CORPORATION
SUPPLEMENTAL UNAUDITED DATA
RECONCILIATION OF GAAP MEASURE TO NON-GAAP MEASURES
(Dollars in thousands, except for per share amounts)

	FISCAL 2013					FISCAL 2014
	Q1	Q2	Q3	Q4	TOTAL	Q1	Q2	Q3	Q4	TOTAL
EARNINGS (LOSS) BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392	$50,557		$127,986
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)	-		(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304	50,557		105,866
INCOME TAX ADJUSTMENTS	-	-	-	(10,596)	(10,596)	-	-	-		-
TOTAL	$30,551	$25,834	$46,077	$34,519	$136,981	$33,005	$22,304	$50,557		$105,866

DILUTED EARNINGS (LOSS) PER SHARE, BEFORE SPECIAL ITEMS (1)
NET EARNINGS (LOSS)	$0.49	$0.38	$(1.24)	$0.78	$0.40	$0.48	$0.56	0.70		$1.74
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(0.08)	(0.03)	1.86	(0.18)	1.58	(0.04)	(0.26)	-		(0.30)
EARNINGS FROM CONTINUING OPERATIONS	0.41	0.35	0.62	0.60	1.98	0.44	0.30	0.70		1.44
INCOME TAX ADJUSTMENT	-	-	-	(0.14)	(0.14)	-	-	-		-
TOTAL	$0.41	$0.35	$0.62	$0.46	$1.84	$0.44	$0.30	$0.70		$1.44

EBITDA (2)
NET EARNINGS (LOSS) (GAAP MEASURE)	$36,343	$28,435	$(92,983)	$58,253	$30,048	$36,037	$41,392	$50,557		$127,986
LOSS (EARNINGS) FROM DISCONTINUED OPERATIONS, NET OF INCOME TAX	(5,792)	(2,601)	139,060	(13,138)	117,529	(3,032)	(19,088)	-		(22,120)
EARNINGS FROM CONTINUING OPERATIONS	30,551	25,834	46,077	45,115	147,577	33,005	22,304	50,557		105,866
FINANCING COSTS, NET	6,322	6,260	6,229	6,026	24,837	6,750	6,262	5,932		18,944
INCOME TAX EXPENSE	5,957	4,814	3,825	776	15,372	2,751	9,089	1,671		13,511
DEPRECIATION & AMORTIZATION	11,749	11,870	11,364	11,113	46,096	16,204	15,761	14,969		46,934
EBITDA - EXCLUDING DISCONTINUED OPERATIONS (NON-GAAP MEASURE)	$54,579	$48,778	$67,495	$63,030	$233,882	$58,710	$53,416	$73,129		$185,255

FOOTNOTES

NOTE:	The total of the individual quarters may not equal the annual total due to rounding.

(1)	Earnings (loss) and diluted earnings (loss) per share, excluding special items (income tax adjustments and discontinued operations), represent net earnings (loss) and diluted earnings (loss) per share per the Condensed Consolidated Statements of Operations net of charges or credits for items to be highlighted for comparability purposes. These measures should not be considered as an alternative to net earnings (loss) or diluted earnings (loss) per share as an indicator of the Company's operating performance. However, this presentation is important to investors for understanding the operating results of the current portfolio of Actuant companies. The total of the individual components may not equal due to rounding.

(2)	EBITDA represents net earnings (loss) before financing costs, net, income tax expense, discontinued operations and depreciation & amortization. EBITDA is not a calculation based upon generally accepted accounting principles (GAAP). The amounts included in the EBITDA calculation, however, are derived from amounts included in the Condensed Consolidated Statements of Earnings data. EBITDA should not be considered as an alternative to net earnings or operating profit as an indicator of the Company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Actuant has presented EBITDA because it regularly reviews this as a measure of the Company's ability to incur and service debt. In addition, EBITDA is used by many of our investors and lenders, and is presented as a convenience to them. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

CONTACT:
Actuant Corporation
Karen Bauer
Communications & Investor Relations Leader
262-293-1562